The Investment Company of America
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$700,099
Class B	$23,355
Class C	$17,998
Class F	$15,209
Total	$756,661
Class 529-A	$10,686
Class 529-B	$1,237
Class 529-C	$1,723
Class 529-E	$381
Class 529-F	$150
Class R-1	$284
Class R-2	$3,415
Class R-3	$7,340
Class R-4	$3,164
Class R-5	$21,804
Total	$50,184

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3200
Class B	$0.1874
Class C	$0.1793
Class F	$0.3131
Class 529-A	$0.3060
Class 529-B	$0.1700
Class 529-C	$0.1706
Class 529-E	$0.2562
Class 529-F	$0.3417
Class R-1	$0.1778
Class R-2	$0.1765
Class R-3	$0.2578
Class R-4	$0.3072
Class R-5	$0.3573

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	2,163,342
Class B	123,384
Class C	100,191
Class F	46,663
Total	2,433,580
Class 529-A	35,947
Class 529-B	7,387
Class 529-C	10,376
Class 529-E	1,525
Class 529-F	476
Class R-1	1,637
Class R-2	19,696
Class R-3	28,873
Class R-4	10,871
Class R-5	62,034
Total	178,822

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$35.87
Class B	$35.72
Class C	$35.65
Class F	$35.83
Class 529-A	$35.83
Class 529-B	$35.75
Class 529-C	$35.76
Class 529-E	$35.77
Class 529-F	$35.82
Class R-1	$35.73
Class R-2	$35.75
Class R-3	$35.80
Class R-4	$35.83
Class R-5	$35.87